Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our reports dated February 14, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended December 29, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on (i) Forms S-8 (File No. 333-148149, effective December 19, 2007, File No. 333-149138, effective February 11, 2008, File No. 333-157673, effective March 4, 2009, File No. 333-168534, effective August 4, 2010 and File No. 333-179557, effective February 17, 2012) and (ii) Form S-3 (File No. 333-167760, effective June 25, 2010).

/s/ GRANT THORNTON LLP

Irvine, California

February 14, 2013